                                                                EXHIBIT 11

                       IGI, INC. AND SUBSIDIARIES
           COMPUTATION OF NET (LOSS) INCOME PER COMMON SHARE
                              (Unaudited)



                                Three months ended      Nine months ended
                                   September 30,          September 30,
                                  -------------          -------------

                               1995          1994       1995         1994
                               ----          ----       ----         ----
Income from
 continuing operations    $   244,053  $  501,581   $ 1,541,857  $1,517,433
Loss from discontinued
 operations                (1,422,125)       -       (3,185,129)      -
Net (loss) income         -----------  ----------   -----------  ----------
 for primary earnings
 per share                $(1,178,072) $  501,581   $(1,643,272) $1,517,433
                          ===========  ==========   ===========  ==========
Primary:

Weighted average
 shares outstanding        9,193,643     8,798,745   9,155,431     8,796,019
Common stock equivalents
(net of common stock
 deemed reacquired)
 based on average
 market price                578,074       286,846     643,079       308,793
Total equivalent          ----------    ----------  ----------    ----------
 shares for primary
 computation               9,771,717     9,085,591   9,798,510     9,104,812
                          ==========    ==========  ==========    ==========
Per Share Amounts:
  Primary:
  Income from
  continuing operations        $ .03         $ .06      $ .16        $ .17
  Loss from                    =====         =====      =====        =====
  discontinued operations      $(.15)        $  -       $(.33)       $  -
  Net (loss)                   =====         =====      =====        =====
  income                       $(.12)        $ .06      $(.17)       $ .17
                               =====         =====      =====        =====

Fully diluted earnings per share have been omitted as they approximate primary earnings per share.